Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Issuer:

ConocoPhillips Company

Guarantor:

ConocoPhillips

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.050% Note due 2033	457(r)	$1,000,000,000	99.807%	$998,070,000	0.00011020	$109,987.31
Fees to Be Paid	Debt	Guarantees of 5.050% Note due 2033 (1)	Other (2)	—	—	—	—	—
Fees to Be Paid	Debt	5.550% Note due 2054	457(r)	$1,000,000,000	99.745%	$997,450,000	0.00011020	$109,918.99
Fees to Be Paid	Debt	Guarantees of 5.550% Note due 2054 (1)	Other (2)	—	—	—	—	—
Fees to Be Paid	Debt	5.700% Note due 2063	457(r)	$700,000,000	99.727%	$698,089,000	0.00011020	$76,929.41
Fees to Be Paid	Debt	Guarantees of 5.700% Note due 2063 (1)	Other (2)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—				—	—	—	—	—	—	—	—
	Total Offering Amounts					$2,693,609,000		$296,835.71
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due							$296,835.71

(1)	ConocoPhillips has provided a guarantee with respect to the 5.050% Notes due 2033, the 5.550% Notes due 2054 and the 5.700% Notes due 2063 issued by ConocoPhillips Company.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.